                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Second Quarter Results
•Reported second quarter diluted EPS of $0.49; adjusted diluted EPS of $0.28
•Delivered total Company net sales of $545 million, in line with outlook
•Generated 8.5% operating margin with solid gross margin and disciplined expense management
•Strengthened balance sheet, ending quarter with $151 million in cash and marketable securities, and year-over-year debt reduction of $75 million

Fort Myers, FL - August 29, 2023 - Chico’s FAS, Inc. (NYSE: CHS) (“Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended July 29, 2023 (“second quarter”). The Company also provided its fiscal 2023 third quarter outlook and updated its full-year outlook.
Molly Langenstein, Chico’s FAS Chief Executive Officer and President, commented, “We delivered another quarter of strong operating income and earnings performance, which was consistent with our outlook.
“For all three brands, full-priced sales remained healthy, we attracted new customers, and we gained market share. Total Company average dollar spend and units per transaction increased, and we increased average unit retail at Chico’s and Soma. Our apparel customers continued to buy head-to-toe dressing, and responded to new proportions in sportswear, and our intimates customers responded to new strapless and unlined bra launches.”
Langenstein concluded, “We continue to deliver strong results and generate meaningful cash flow. Our unrelenting focus on our brand strategy and four strategic pillars of customer led, product obsessed, digital first, and operationally excellent gives us confidence in achieving our long-term financial targets and further enhancing our operating performance, strengthening our balance sheet, and increasing shareholder value.”

Business Highlights
The Company’s second quarter highlights include:
•Consistent profitability: For the second quarter, the Company reported net income per diluted share of $0.49 and adjusted net income per diluted share of $0.28, excluding a non-cash tax benefit.
•Compelling two-year stacked comparable sales: For the second quarter, total Chico’s FAS comparable sales decreased 3.0% versus last year’s second quarter and increased 16.5% on a two-year stacked basis. Chico’s® comparable sales decreased 2.5% versus the second quarter last year. White House Black Market® (“WHBM”) comparable sales decreased 5.7% versus last year’s second quarter, marking a sequential improvement from the first quarter. Soma® comparable sales were down 0.5% versus last year’s second quarter, marking a sequential comparable sales improvement over the last four consecutive quarters. For all three brands, full-priced sales remained healthy, and year-over-year total Company average dollar spend and units per transaction increased.
•Continued market share gains: Our brands continued to take market share. According to market research firm Circana, for the second quarter year over year, Chico’s and WHBM gained share with customers over 45 with household incomes over $100,000. During the same period, Soma outpaced the market and gained share with customers over 35 with household incomes over $100,000.
•Strong operating income: Second quarter income from operations was $46.5 million, or 8.5% of net sales, reflecting solid gross margin performance combined with continued, disciplined expense management and investment in the Company’s growth strategies.
•Solid balance sheet: The Company ended the second quarter with $150.7 million in cash and marketable securities and total liquidity of $385.8 million, with $24.0 million in long-term debt.

Overview of Financial Results
For the second quarter, the Company reported net income of $59.3 million, or $0.49 per diluted share, compared to net income of $42.0 million, or $0.34 per diluted share, for last year’s second quarter. The Company reported second quarter adjusted net income of $33.7 million, or $0.28 per diluted share, excluding the reversal of a $25.6 million non-cash tax valuation allowance, as presented in the accompanying GAAP to non-GAAP reconciliation.

Sales
The Company reported second quarter net sales of $545.1 million compared to $558.7 million in last year’s second quarter. This decrease of 2.4% primarily reflects a comparable sales decrease of 3.0% since last year’s second quarter. The 3.0% comparable sales decline was driven by a decrease in transaction count, partially offset by an increase in average dollar sale.
The following table depicts comparable sales percentages for Chico’s FAS, Chico’s, WHBM, and Soma:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Chico’s	(2.5)%	29.7%	1.1%	39.6%
White House Black Market	(5.7)	31.9	(6.9)	47.0
Soma	(0.5)	(9.2)	(1.5)	(5.7)
Total Company	(3.0)	19.5	(1.8)	28.9

Gross Margin
For the second quarter, gross profit was $216.9 million, or 39.8% of net sales, compared to $231.5 million, or 41.4% of net sales, in last year’s second quarter. The 160-basis-point decrease in gross margin primarily reflects higher occupancy costs; lower average unit retail; increased raw material costs partially offset by lower inbound freight; and the benefit of disciplined expense management.

Selling, General, and Administrative Expenses
For the second quarter, selling, general, and administrative expenses (“SG&A”) were $170.4 million, or 31.3% of net sales, compared to $173.3 million, or 31.0% of net sales, for last year’s second quarter. The 30 basis points of deleverage primarily reflects increased store operating expenses and deleverage on lower net sales, partially offset by disciplined expense management.

Income Taxes
The Company’s second quarter effective tax rate was a 28.6% benefit compared to a 26.6% expense for last year’s second quarter. This year’s effective tax rate primarily reflects a $25.6 million non-cash discrete benefit due to a reversal of the majority of the valuation allowance on deferred tax assets. The Company’s second quarter effective tax rate, excluding the reversal of the valuation allowance, was 26.9%. Last year’s second quarter effective tax rate primarily reflected the impact of losses in foreign jurisdictions on which a full valuation allowance was recorded.

Cash, Marketable Securities, and Capital Allocation
At the end of the second quarter, cash and marketable securities totaled $150.7 million compared to $172.5 million at the end of last year’s second quarter.
Long-term debt at the end of the second quarter totaled $24.0 million compared to $99.0 million at the end of last year’s second quarter, reflecting a principal payment of $25.0 million in the first quarter of fiscal year 2023, in addition to the $50.0 million repaid in fiscal year 2022.
During the second quarter of fiscal 2023, the Company announced that its Board authorized a new share repurchase program of up to $100 million of the Company’s common stock and canceled the remainder of its $300 million share repurchase program.

Inventories
At the end of the second quarter, inventories totaled $300.2 million compared to $338.8 million at the end of last year’s second quarter. The decrease of $38.6 million, or 11.4%, was primarily due to normalized supply chain conditions that resulted in significantly lower in-transit inventories.

Fiscal 2023 Third Quarter and Full-Year Outlook
For fiscal 2023 third quarter, the Company currently expects:
•Consolidated net sales of $505 million to $525 million;
•Gross margin rate as a percent of net sales of 38.5% to 39.0%;
•SG&A as a percent of net sales of 35.1% to 35.6%;
•Effective income tax rate of 29.0%; and
•Earnings per diluted share of $0.08 to $0.12.

For fiscal 2023, a 53-week year, the Company currently expects:
•Consolidated net sales of $2,145 million to $2,175 million;
•Gross margin rate as a percent of net sales of 38.5% to 38.8%;
•SG&A as a percent of net sales of 33.0% to 33.3%;
•Effective income tax rate of 26.0%;
•Earnings per diluted share of $0.87 to $0.95(1); and
•Capital and cloud-based expenditures of $75 million to $85 million.
(1) Includes the non-cash tax benefit of $0.21 as reflected in the accompanying GAAP to non-GAAP reconciliation.

Conference Call Information
The Company is hosting a live conference call on Tuesday, August 29, 2023, beginning at 8:00 a.m. Eastern Time to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 4272299, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. Eastern Time start to be placed in queue.
ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, FL. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands – Chico’s®, White House Black Market®, and Soma® – each operating in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day we provide clothing, shoes and accessories, intimate apparel, and expert styling in our brick-and-mortar boutiques, digital online boutiques, and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever, and however they prefer.
As of July 29, 2023, the Company operated 1,258 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and through two domestic franchise locations in airports. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments, and projections about our business and our industry, and other statements that are not historical facts. These statements, including, without limitation, the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2023 Third Quarter and Full-Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident,” “assumptions,” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, our expectations are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those factors described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” in our Quarterly Reports on Form 10-Q and the following: the ability of our suppliers, logistics providers, vendors, and landlords to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; our ability to sufficiently staff our retail stores; changes in general economic conditions, including, but not limited to, consumer confidence and spending patterns; the impacts of rising inflation, gasoline prices, and interest rates on consumer spending; the availability of, and interest rates on, consumer credit; the impact of consumer debt levels and consumers’ ability to meet credit obligations; market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, adverse developments affecting the financial services industry, political and social crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events (including their impact on consumer spending, inflation, and the global supply chain); shifts in consumer behavior, and our ability to adapt, identify, and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private-branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; our ability to maintain strong relationships with our vendors, manufacturers, licensors, and retail customers; increased competition in the markets in which we operate, including for, among other things, premium mall space; our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at malls, shopping centers, and our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor, and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet; our ability to achieve the expected results of any store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost-saving discipline; our ability to generate sufficient cash flow; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs, including, but not limited to, the Company’s rewards programs and its three-year strategic growth plan, sales initiatives, multi-channel strategies, and four strategic pillars, which are (1) customer led, (2) product obsessed, (3) digital first, and (4) operationally excellent; our ability to utilize our Fort Myers campus, our distribution center, and our other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers; significant adverse economic, labor, political, or other shifts (including adverse changes in tariffs, taxes, or other import regulations, particularly with respect to China or Vietnam, or legislation prohibiting certain imports from China or Vietnam); U.S. and foreign governmental actions and policies, and changes thereto; the continuing performance, implementation, and integration of our management information systems; our ability to successfully update and maintain our information systems; the impact of any system failure, cybersecurity, or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information that we or our third-party vendors may experience; the risks that our share repurchase program may not successfully enhance shareholder value, or that share repurchases could be negatively perceived by investors; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations, and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate, and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; increased public focus and opinion on environmental, social, and governance (“ESG”) initiatives and our ability to meet any announced ESG goals and initiatives; future unsolicited offers to buy the Company and actions of activist shareholders and others, and our ability to respond effectively; our ability to secure and protect our trademark and other intellectual property rights; our ability to protect our reputation and our brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes, and other regulatory proceedings; unanticipated adverse changes in legal, regulatory, or tax laws; and our ability to comply with the terms of our credit agreement, including the restrictive provisions limiting our flexibility in operating our business and in obtaining additional credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made, or are attributable to us, are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Julie MacMedan
Chico’s FAS, Inc.
(239) 346-4384
julie.macmedan@chicos.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 29, 2023		July 30, 2022		July 29, 2023		July 30, 2022
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s	$274,217	50.3%	$281,777	50.4%	$547,867	50.7%	$546,243	49.7%
White House Black Market	150,048	27.5	158,581	28.4	303,518	28.1	327,610	29.8
Soma	120,861	22.2	118,362	21.2	228,484	21.2	225,782	20.5
Total Net Sales	545,126	100.0	558,720	100.0	1,079,869	100.0	1,099,635	100.0
Cost of goods sold	328,226	60.2	327,206	58.6	637,960	59.1	651,556	59.3
Gross Margin	216,900	39.8	231,514	41.4	441,909	40.9	448,079	40.7
Selling, general, and administrative expenses	170,356	31.3	173,297	31.0	342,029	31.7	344,455	31.3
Income from Operations	46,544	8.5	58,217	10.4	99,880	9.2	103,624	9.4
Interest expense, net	(420)	(0.1)	(1,056)	(0.2)	(1,050)	(0.1)	(2,031)	(0.2)
Income before Income Taxes	46,124	8.4	57,161	10.2	98,830	9.1	101,593	9.2
Income tax (benefit) provision	(13,200)	(2.5)	15,200	2.7	(400)	(0.1)	24,700	2.2
Net Income	$59,324	10.9%	$41,961	7.5%	$99,230	9.2%	$76,893	7.0%
Per Share Data:
Net income per common share – basic	$0.50		$0.35		$0.83		$0.64
Net income per common and common equivalent share – diluted	$0.49		$0.34		$0.81		$0.62
Weighted average common shares outstanding – basic	119,113		120,003		119,408		119,498
Weighted average common and common equivalent shares outstanding – diluted	121,956		123,897		122,697		123,580

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$129,015	$153,377	$157,233
Marketable securities, at fair value	21,717	24,677	15,301
Inventories	300,151	276,840	338,761
Prepaid expenses and other current assets	53,693	48,604	47,553
Income taxes receivable	9,725	11,865	12,654
Total Current Assets	514,301	515,363	571,502
Property and Equipment, net	193,815	192,165	181,093
Right of Use Assets	464,050	435,321	438,959
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	5,000
Other assets, net	42,420	23,632	19,599
Total Other Assets	63,780	44,992	40,959
	$1,235,946	$1,187,841	$1,232,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$152,828	$156,262	$173,891
Current lease liabilities	152,927	153,202	165,345
Other current and deferred liabilities	118,146	141,698	143,181
Total Current Liabilities	423,901	451,162	482,417
Noncurrent Liabilities:
Long-term debt	24,000	49,000	99,000
Long-term lease liabilities	370,976	349,409	350,797
Other noncurrent and deferred liabilities	1,812	2,637	2,422
Total Noncurrent Liabilities	396,788	401,046	452,219
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,235	1,250	1,252
Additional paid-in capital	514,059	513,914	508,105
Treasury stock, at cost	(514,168)	(494,395)	(494,395)
Retained earnings	414,252	315,022	282,910
Accumulated other comprehensive (loss) gain	(121)	(158)	5
Total Shareholders’ Equity	415,257	335,633	297,877
	$1,235,946	$1,187,841	$1,232,513

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
Cash Flows from Operating Activities:
Net income	$99,230	$76,893
Adjustments to reconcile net income to net cash provided by operating activities:
Inventory write-offs	—	434
Depreciation and amortization	19,124	22,886
Non-cash lease expense	90,641	90,293
Loss on disposal and impairment of property and equipment, net	55	2,126
Deferred tax benefit	(15,427)	(432)
Share-based compensation expense	6,306	7,157
Changes in assets and liabilities:
Inventories	(23,311)	(15,806)
Prepaid expenses and other assets	(9,835)	(1,136)
Income tax receivable	2,140	1,044
Accounts payable	(3,351)	(6,635)
Accrued and other liabilities	(24,667)	2,683
Lease liability	(98,276)	(103,508)
Net cash provided by operating activities	42,629	75,999
Cash Flows from Investing Activities:
Purchases of marketable securities	(4,308)	(16,324)
Proceeds from sale of marketable securities	7,274	1,029
Purchases of property and equipment	(19,008)	(10,191)
Net cash used in investing activities	(16,042)	(25,486)
Cash Flows from Financing Activities:
Payments on borrowings	(25,000)	—
Payments of debt issuance costs	—	(706)
Proceeds from issuance of common stock	218	156
Repurchase of treasury stock under repurchase program	(19,805)	—
Payments of tax withholdings related to share-based awards	(6,362)	(7,835)
Net cash used in financing activities	(50,949)	(8,385)
Net (decrease) increase in cash and cash equivalents	(24,362)	42,128
Cash and Cash Equivalents, Beginning of period	153,377	115,105
Cash and Cash Equivalents, End of period	$129,015	$157,233

Supplemental Detail on Net Income per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income per common share, pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities, such as restricted stock awards granted after fiscal 2019, stock options, performance-based restricted stock units, and restricted stock units. For the twenty-six weeks ended July 29, 2023 and July 30, 2022, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Numerator:
Net income	$59,324	$41,961	$99,230	$76,893
Net income allocated to participating securities	(87)	(166)	(145)	(348)
Net income available to common shareholders	$59,237	$41,795	$99,085	$76,545

Denominator:
Weighted average common shares outstanding – basic	119,113	120,003	119,408	119,498
Dilutive effect of non-participating securities	2,842	3,894	3,290	4,082
Weighted average common and common equivalent shares outstanding – diluted	121,956	123,897	122,697	123,580

Net income per common share:
Basic	$0.50	$0.35	$0.83	$0.64
Diluted	$0.49	$0.34	$0.81	$0.62

GAAP to Non-GAAP Reconciliation
    The Company reports information in accordance with U.S. generally accepted accounting principles (“GAAP”). However, this press release includes non-GAAP financial measures that are not based on any standardized methodology prescribed by GAAP. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the Company’s GAAP financial results, and the Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the favorable non-cash impact of the tax valuation allowance reversal in this year’s second quarter.
A reconciliation of net income and income per diluted share on a GAAP basis to adjusted net income and adjusted net income per diluted share on a non-GAAP basis for the thirteen and twenty-six weeks ended July 29, 2023 is presented in the table below.

GAAP to Non-GAAP Reconciliation of Adjusted Net Income and Adjusted Net Income Per Diluted Share
(Unaudited)
(in thousands)

	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	July 29, 2023
Net Income:

Net Income GAAP basis	$59,324	$99,230
Tax valuation allowance reversal	(25,575)	(25,575)
Adjusted Net Income (Non-GAAP adjusted basis)	$33,749	$73,655

Net income per common and common equivalent share – diluted:

Net income per common and common share equivalent (GAAP basis)	$0.49	$0.81
Tax valuation allowance reversal per common share equivalent	(0.21)	(0.21)
Adjusted net income per common share equivalent (Non-GAAP adjusted basis)	$0.28	$0.60

Chico’s FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended July 29, 2023
(Unaudited)

	April 29, 2023	New Stores	Closures	July 29, 2023
Store Count:
Chico’s frontline boutiques	486	—	(2)	484
Chico’s outlets	120	—	—	120
WHBM frontline boutiques	324	—	(2)	322
WHBM outlets	53	—	—	53
Soma frontline boutiques	259	1	(1)	259
Soma outlets	20	—	—	20
Total Chico’s FAS, Inc.	1,262	1	(5)	1,258

	April 29, 2023	New Stores	Closures	Other Changes in SSF	July 29, 2023
Net Selling Square Footage (“SSF”):
Chico’s frontline boutiques	1,323,344	—	(5,841)	(157)	1,317,346
Chico’s outlets	301,647	—	—	—	301,647
WHBM frontline boutiques	758,662	—	(4,570)	106	754,198
WHBM outlets	110,394	—	—	—	110,394
Soma frontline boutiques	478,265	1,211	(1,533)	(438)	477,505
Soma outlets	37,539	—	—	—	37,539
Total Chico’s FAS, Inc.	3,009,851	1,211	(11,944)	(489)	2,998,629
As of July 29, 2023, the Company’s franchise operations consisted of 58 international retail locations in Mexico and two domestic locations in airports.

Chico’s FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended July 29, 2023
(Unaudited)

	January 28, 2023	New Stores	Closures	July 29, 2023
Store count:
Chico’s frontline boutiques	488	—	(4)	484
Chico’s outlets	121	—	(1)	120
WHBM frontline boutiques	328	—	(6)	322
WHBM outlets	53	—	—	53
Soma frontline boutiques	259	1	(1)	259
Soma outlets	20	—	—	20
Total Chico’s FAS, Inc.	1,269	1	(12)	1,258

	January 28, 2023	New Stores	Closures	Other Changes in SSF	July 29, 2023
Net Selling Square Footage:
Chico’s frontline boutiques	1,326,251	—	(10,650)	1,745	1,317,346
Chico’s outlets	304,487	—	(2,840)	—	301,647
WHBM frontline boutiques	767,063	—	(14,559)	1,694	754,198
WHBM outlets	110,394	—	—	—	110,394
Soma frontline boutiques	476,669	1,211	(1,533)	1,158	477,505
Soma outlets	37,539	—	—	—	37,539
Total Chico’s FAS, Inc.	3,022,403	1,211	(29,582)	4,597	2,998,629
As of July 29, 2023, the Company’s franchise operations consisted of 58 international retail locations in Mexico and two domestic locations in airports.